Kemper Corporation 2020 Omnibus Equity Plan
NON-QUALIFIED STOCK OPTION AND SAR AWARD AGREEMENT
(Cliff-Vesting Form)
This NON-QUALIFIED STOCK OPTION AND SAR AWARD AGREEMENT (“Agreement”) is made as of this ______ day of __________________, 20__ (“Grant Date”) between KEMPER CORPORATION, a Delaware corporation (“Company”), and «name» (“Participant”), for an award consisting of the right and option (“Option”) to purchase, on the terms and conditions hereinafter set forth, shares of the Company’s common stock (“Common Stock”), along with a tandem stock appreciation right (“SAR”).
SIGNATURES
As of the date set forth above, the parties have accepted the terms of this Agreement by signing this Agreement by an electronic signature, and each party agrees that such signature shall not be denied legal effect, validity or enforceability solely because it was submitted or executed electronically.
KEMPER CORPORATION                PARTICIPANT
By: __________________________________    ____________________________________
«CEO Signature and Title»    «name»
RECITALS
A.The Board of Directors of the Company (“Board”) has adopted the Kemper Corporation 2020 Omnibus Equity Plan (“Plan”), including all amendments to date, to be administered by the Compensation Committee of the Board or any subcommittee thereof, or any other committee designated by the Board to administer the Plan (“Committee”). Capitalized terms that are not defined herein shall be defined in accordance with the Plan.
B.The Plan authorizes the Committee to grant to selected Employees, Directors and Third Party Service Providers awards of various types, including options to purchase shares of Common Stock and tandem stock appreciation rights.
C.Pursuant to the Plan, the Committee has determined that it is in the best interest of the Company and its shareholders to grant a non-qualified stock option (and tandem stock appreciation right) to the Participant under the terms and conditions specified in this Agreement as an inducement to remain in the service of the Company and as an incentive for increased effort during such service.
D.Neither the Option nor the SAR granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, the parties hereto agree as follows:
1.Grant.
(a)The Company grants the Option to purchase all or any part of an aggregate of «shares» («number») shares of Common Stock at the Exercise Price (as defined below) to the Participant, which will be exercisable in accordance with the provisions of this Agreement; provided that the Option may not be exercised with respect to a fraction of a share.
(b)The Option is coupled with a SAR that is exercisable to the extent, and only to the extent, that the Option is vested as described in Section 6. The SAR shall entitle the Participant to surrender the Option (or any portion thereof, subject to Section 8(a)) to the Company unexercised and receive in exchange therefor that number of shares of Common Stock having an aggregate value equal to: (A) the excess of the Fair Market Value (as defined below) of one share of Common Stock over the Exercise Price, multiplied by (B) the number of such shares of Common Stock subject to the Option (or portion thereof) which is so surrendered.
2.Exercise Price. The per share price of Common Stock issuable upon exercise of the Option or SAR shall be $ ____ (“Exercise Price”), which shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date. The Exercise Price may be adjusted in accordance with Section 13.
3.Governing Plan. The Option is granted pursuant to the Plan, which is incorporated herein for all purposes. The Participant agrees to be bound by the terms and conditions of the Plan, which controls in case of any conflict with this Agreement, except as otherwise provided for in the Plan. No amendment of the Plan shall adversely affect this Option in any material way without the written consent of the Participant.
4.Restrictions on Transfer. The Option and SAR and all rights and privileges granted hereby (including the right of exercise) shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of the law or otherwise, except by will or the laws of descent and distribution. Without limiting the generality of the preceding sentence, no rights or privileges granted hereby may be assigned or otherwise transferred to the spouse or former spouse of the Participant pursuant to any divorce proceedings, settlement or judgment, unless approved by the Committee. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or the SAR or any other rights or privileges granted hereby contrary to the provisions hereof, the Option and SAR and all other rights and privileges contained herein shall immediately become null and void and of no further force or effect.
5.Term. Except as provided in Section 11, neither the Option nor the SAR shall be exercisable after the Company’s close of business on the last business day that occurs coincident with or prior to the earliest of (“Expiration Date”):
(a)the 10th anniversary of the Grant Date;
(b)the first anniversary of the Participant’s death;
(c)the first anniversary of the Participant’s termination of Service due to the Participant’s Disability;
(d)the first anniversary of the Participant’s termination of Service (other than for Cause) following Retirement;
(e)the date that is three (3) months following the Participant’s termination of Service for any reason other than Cause or any reason described in (b) – (d) above; or
(f)any date of the Participant’s termination of Service for Cause.

6.Vesting and Exercise.
(a)Vesting. The Option and/or the SAR may only be exercised to the extent they are vested. To the extent not previously forfeited, the Option and SAR shall fully vest on the earliest to occur of the following (“Vesting Date”):
(i)the _________ anniversary of the Grant Date, if the Participant continues in Service through such date;
(ii)the date of the Participant’s death, if the Participant dies while in Service;
(iii)the date of the Participant’s Disability, if the Participant becomes Disabled while in Service; or
(iv)the date upon which vesting is accelerated in accordance with Section 13(b), or otherwise by the Committee in its discretion in accordance with the terms of the Plan.
(b)Certain Definitions.
(i)“Cause” means any of the following: (1) the Participant’s theft or falsification of any Company or Affiliate documents, records or property; (2) the Participant’s improper use or disclosure of the Company’s or an Affiliate’s confidential or proprietary information in breach of the Company’s Essential Standards of Conduct or an applicable contractual or other obligation, or using such information for personal gain including, without limitation, by trading in Company securities on the basis of material, non-public information; (3) fraud, misappropriation of or intentional material damage to the property or business of the Company or an Affiliate or other action by the Participant which has a material detrimental effect on the Company’s or an Affiliate’s reputation or business as determined by the Committee; (4) the Participant’s material failure or inability to perform any reasonable assigned and lawful duties after written notice from the Company or Affiliate of such failure or inability, and such failure or inability is not cured by the Participant within ten (10) business days; (5) the Participant’s conviction (including any plea of guilty or nolo contendere) of any felony or any criminal violation involving fraud, embezzlement, misappropriation, dishonesty, the misuse or misappropriation of money or other property or any other crime which has or would reasonably be expected to have an adverse effect on the business or reputation of the Company or an Affiliate or (6) a material breach by the Participant of the policies and procedures of the Company or an Affiliate, including, but not limited to, any breach of the Company’s Essential Standards of Conduct and the requirements of Section 18 below.
(ii)“Disabled” or “Disability” means that the Participant either:
(A)is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and, with respect to a Participant who is an Employee, is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan (e.g., a long term disability plan) covering Employees of the Company or Affiliate that employs the Participant ; or
(B)is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.
(iii)“Employer” means the Company or Affiliate by whom the Participant is employed, or to whom the Participant provides services.
(iv)“Good Reason” means any action taken by the Employer which results in a material negative change to the Participant in the employment relationship, such as the duties to be performed, the conditions under which such duties are to be performed or the compensation to be received for performing such services. A termination by the Participant shall not constitute termination for Good Reason unless the Participant shall first have delivered to the Employer written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than ninety (90) days after the occurrence of such event), and there shall have passed a reasonable time (not less than thirty (30) days) within which the Employer may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Participant.
(v)“Retirement” means that the Participant has either attained age 55 and completed ten (10) years of Service as an Employee or attained age 60 and completed five (5) years of Service as an Employee.
(vi)“Service” means the period during which the Participant is an Employee, Director or Third Party Service Provider; provided, however, that the Participant will not be deemed to be in Service after the Company divests its control in the Affiliate for whom the Participant is exclusively in Service, or if the Company’s control of such Affiliate otherwise ceases.
7.Termination of Service. On the date of the Participant’s cessation of Service, any unvested portion of the Option and SAR held by the Participant that does not vest upon such cessation of Service in accordance with this Agreement shall be forfeited to the Company. If the Participant’s Service is terminated, or is deemed to be terminated, for Cause, any outstanding portions of the Option and SAR held by the Participant (vested or unvested) shall be forfeited to the Company on the date of such termination of Service. For purposes of the preceding sentence, a Participant’s Service shall be deemed terminated for Cause if the Participant resigns or is terminated and the Committee determines in good faith, either before, at the time of, or after such termination, that one or more of the events or actions described in the definition of Cause in Section 6(b) existed as of the time of such termination.
8.Manner of Exercise.
(a)During the period beginning on the Vesting Date and ending on the Expiration Date, the Participant may purchase all or any part of the shares of Common Stock subject to the Option or may receive such lesser number of shares as may be available through the exercise of the SAR. In the event the Option (or any portion thereof) is exercised, then the SAR (or the corresponding portion) shall terminate. In the event that the SAR (or any portion thereof) is exercised, then the Option (or the corresponding portion) shall likewise terminate. Consequently, the total number of shares subject to the Option shall be reduced by the number of shares for which the

Option or the SAR has previously been exercised. Likewise, the total number of shares subject to the SAR shall be reduced by the number of shares for which the SAR or the Option has previously been exercised.
(b)Each exercise of the Option shall be initiated by the Participant or his or her Representative by means of a notice of exercise delivered to the Company through the internet portal (“Portal”) provided by or on behalf of the Company or, if such Portal is not available for such exercise, in the form of a written document or electronic mail (“Notice”). The Notice shall identify the number of shares for which the Option is being exercised. Before shares of Common Stock will be issued and subject to the requirements of Section 9 below, the aggregate Exercise Price for the shares for which the Option is being exercised shall be paid to the Company in a manner permitted under the Plan.
(c)Each exercise of the SAR shall be initiated by the Participant or his or her Representative by delivery of a Notice as described above in Section 8(b). The Notice shall identify the number of shares for which the SAR is being exercised. Upon satisfaction of the Participant’s obligation to pay the Company the amount of all taxes that the Company is required to withhold in connection with such exercise as specified in Section 9 below, the Company shall issue to the Participant a number of shares of the Company’s common stock determined in accordance with Section 1(b). The SAR may only be settled by delivery of shares of Common Stock and not by payment of cash to the Participant. Any fractional share that would otherwise result from an exercise of the SAR shall be rounded down to the nearest whole share.
(d)The date of exercise shall be: (i) in the case of an Option exercise, the date that the Company receives the Notice if received within regular market hours on a day that the New York Stock Exchange is open for business (“Trading Day”), and otherwise on the next Trading Day; provided, however, that if the Notice is provided by means of a “Good Till Cancelled Order” involving a “Same Day Sale” or “Sell to Cover” transaction (“Order”), then the date of exercise shall instead be the date that the Order is executed; (ii) in the case of a SAR exercise not conducted through the Portal, the date specified in the Notice or, if not specified, the date that the Company receives the Notice; or (iii) in the case of a SAR exercise conducted through the Portal, the date that the Company receives the Notice if received within regular market hours on a Trading Day, and otherwise on the next Trading Day.
(e)The Option and SAR may be exercised only by the Participant or his or her Representative, and not otherwise, regardless of any community property interest therein of the spouse of the Participant, or such spouse’s successors in interest. If the spouse of the Participant shall have acquired a community property interest in the Option or the SAR, the Participant, or the Participant’s Representative, may exercise the Option and/or the SAR on behalf of the spouse of the Participant or such spouse’s successors in interest.
9.Withholding of Taxes. Upon the exercise of the Option or the SAR, the Participant or the Participant’s Representative shall pay to the Company the amount of any taxes which the Company is required to withhold with respect to such exercise. Subject to the limitations set forth in the next two sentences, the Company shall withhold shares of Common Stock that would otherwise have been issued pursuant to the exercise of the Option or the SAR to satisfy the tax withholding obligations, unless and except to the extent that the Participant or his or her Representative elects to satisfy all or any portion of such tax withholding obligations by cash payment to the Company. Neither the Participant nor his or her Representative shall have the right to have shares of Common Stock withheld, in either case, to the extent that the

Fair Market Value of such shares delivered or withheld on the date of exercise exceeds the amount required to be delivered or withheld to meet tax withholding requirements, based on the maximum statutory withholding rates for the Participant for federal, state and local tax purposes (including the Participant’s share of payroll or similar taxes) in the applicable jurisdiction. In the case of an exercise of the SAR, the Committee retains the right to require the Participant or his or her Representative to pay any and all withholding taxes arising out of such exercise solely in cash.
10.Fair Market Value of Common Stock. The fair market value (“Fair Market Value”) of a share of Common Stock shall be determined for purposes of this Agreement by reference to the closing price of a share of Common Stock, as reported by the New York Stock Exchange (or such other exchange on which the shares of Common Stock are primarily traded) for the Grant Date or date of exercise, as applicable, or if such date is not a business day, for the business day immediately preceding such date (or, if for any reason no such price is available, the Fair Market Value shall be determined by the Company in its sole discretion in accordance with the Plan).
11.Extension of Expiration Date in Certain Cases. From time to time, the Company may declare “blackout” periods during which the Participant may be prohibited from engaging in certain transactions in Company securities. In the event that the scheduled Expiration Date of the Option and SAR shall fall within a blackout period that has been declared by the Company and that applies to the Participant, then the Expiration Date shall automatically, and without further notice to the Participant, be extended until such time as fifteen (15) consecutive business days have elapsed after the scheduled Expiration Date without interruption by any blackout period that applied to the Participant.
12.Shares to be Issued in Compliance with Federal Securities Laws and Exchange Rules. No shares issuable upon the exercise of the Option or the SAR shall be issued and delivered unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933, as amended (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of the New York Stock Exchange (or such other exchange(s) or market(s) on which shares of the same class are then listed) and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery. The Company shall use its best efforts and take all necessary or appropriate actions to ensure that such full compliance on the part of the Company is made.
13.Certain Adjustments; Change in Control.
(a)If, during the term of this Agreement, there shall be any equity restructurings (within the meaning of FASB Accounting Standards Codification® Topic 718) that causes the per share value of a share of Common Stock to change, such as a stock dividend, stock split, spin off, rights offering, or recapitalization through a large, nonrecurring cash dividend, and similar matters, the Committee shall make or cause to be made an equitable adjustment to the number and kind of shares subject to and/or the Exercise Price (if applicable) of the Award. If, during the term of this Agreement, there shall be any other changes in corporate capitalization, the Committee shall make or cause to be made an appropriate and equitable substitution, adjustment or treatment with respect to the Option in a manner consistent with Sections 4.3 and 21.2 of the Plan. The Committee’s determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of Common Stock shall be issued under the Plan on any such adjustment.
(b)In the event of a Change in Control as defined in Section 20.1(a) or (b) of the Plan, except as prohibited by applicable laws, rules, regulations or stock exchange requirements, if the Service of a Participant is terminated within the two (2)-year period following such Change in Control by the Company or an Affiliate for reasons other than Cause or by the Participant for Good Reason, the Option and SAR shall vest and be immediately exercisable and shall remain exercisable for the remainder of their term.
14.Participation by Participant in Other Company Plans. Nothing herein contained shall affect the right of the Participant to participate in and receive benefits under and in accordance with the then current provisions of any retirement plan or employee welfare benefit plan or program of the Company or of any Affiliate of the Company, subject in each case, to the terms and conditions of any such plan or program.
15.No Rights as a Shareholder Until Issuance of Shares. Neither the Participant nor his or her Representative shall be entitled to any of the rights or privileges of a shareholder of the Company in respect of any shares of Common Stock issuable upon any exercise of the Option or the SAR unless and until such shares shall have been issued and delivered to: (i) the Participant in the form of certificates, (ii) a brokerage or other account for the benefit of the Participant either in certificate form or via “DWAC” or similar electronic means, or (iii) a book entry or direct registration account in the name of the Participant.
16.Not an Employment or Service Contract. Nothing herein contained shall be construed as an agreement by the Company or any of its Affiliates, expressed or implied, to employ or contract for the services of the Participant, to restrict the right of the Company or any of its Affiliates to discharge the Participant or cease contracting for the Participant’s services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between the Participant and the Company or any of its Affiliates.
17.Death of the Participant. In the event of the death of the Participant while any portion of the Option and/or the SAR are outstanding, the Option and/or the SAR may be exercised prior to the Expiration Date by the duly appointed and qualified executor or other personal representative of the Participant, and the shares of Common Stock received upon such exercise shall be made to such executor or representative to be distributed in accordance with the Participant’s will or applicable intestacy law.
18.Confidentiality, Non-Solicitation and Non-Disparagement. The Participant agrees that the Award to the Participant under the terms and conditions specified in this Agreement is conditioned upon the Participant’s compliance with the following confidentiality, non-solicitation and non-disparagement terms and conditions.
(a)Definitions. As used in this Section, the following terms have the meanings set forth below:
(i)“Confidential Information” means any and all confidential information, including without limitation any negotiations or agreements between the Company or its Affiliates and third parties, business and marketing plans and related materials, training materials, financial information, plans, executive summaries, capitalization tables, budgets, unpublished financial statements, costs, prices, licenses, employee, customer, supplier, shareholder, partner or investor lists and/or data, products, technology, know-how, business processes, business data, inventions, designs, patents, trademarks, copyrights, trade secrets, business models, notes, sketches, flow charts, formulas, blueprints and elements thereof, databases, compilations, and other intellectual property, whether written or otherwise. Some or all of the Confidential Information may also be entitled to protection as a “trade secret” under applicable state or federal law. Confidential Information does not include information that the Participant can prove was properly known to the Participant from sources permitted to disseminate the information prior to the Participant’s employment by, or provision of services to, the Employer, or that has become publicly known and made generally available through no wrongful act of the Participant.
(ii)“Customer” means any customer of the Company or an Affiliate with which/whom the Participant had material communications, for which/whom the Participant performed any services, to which/whom the Participant sold any products, or about which/whom the Participant learned or had access to any Confidential Information, in each case during the twelve (12)-month period immediately preceding the Participant’s termination of employment from, or provision of services to, the Employer (whether by Participant or by the Employer and whether for any or no reason).
(iii)“Enhanced Restricted Period” means the twenty-four (24)-month period commencing on the day following the last day of the Participant’s employment with the Employer (whether by Participant or by the Employer and whether for any or no reason).
(iv)“Restricted Employee” means any person who was employed by the Company or an Affiliate and had Material Contact pursuant to the Participant’s duties at any point during the period of twelve (12) months immediately preceding the Participant’s last day of employment with the Employer. For purposes of this Section, “Material Contact” means interaction between the Participant and another employee of the Employer or an Affiliate: (A) with whom the Participant actually dealt or interacted; or (B) whose employment or dealings with the Employer or services for the Employer were directly or indirectly handled, coordinated, managed, or supervised by the Participant.
(v)“Restricted Period” means the twelve (12)-month period commencing on the day following the last day of the Participant’s employment with the Employer (whether by Participant or by the Employer and whether for any or no reason).
(b)Confidential Information.
(i)Protection of Confidential Information. At all times during the Participant’s employment with, or provision of services to, the Employer, and at all times thereafter, the Participant agrees to: (A) hold the Confidential Information in strictest confidence, and not to directly or indirectly copy, distribute, disclose, divert, or disseminate, in whole or in part, any of such Confidential Information to any person, firm, corporation, association or other entity except (x) to authorized agents of the Employer who have a need to know such Confidential Information for the purpose for which it is disclosed, or (y) to other persons for the benefit of the Employer, in the course and scope of the Participant’s employment with or service to the Employer; and (B) refrain from directly or indirectly using the Confidential Information other than as necessary and as authorized in the course and scope of the Participant’s employment with, or provision of services to, the Employer. In the event the Participant receives a subpoena or other validly issued administrative or judicial order demanding production or disclosure of Confidential Information, the Participant shall promptly notify the Employer and provide a copy of such subpoena or order and tender to the Employer the defense of any such demand. The Participant may, if necessary, disclose Confidential Information in judicial proceedings relating to the enforcement of the Participant’s rights or obligations under this Agreement; provided, however, that the Participant must first enter into an agreed protective order with the Employer protecting the confidentiality of the Confidential Information.
(ii)Notwithstanding the Participant’s confidentiality and non-disclosure obligations under this Agreement or otherwise, as provided in the Federal Defend Trade Secret Act, the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or to the Participant’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. The Participant understands and acknowledges that nothing in this Agreement prohibits the Participant from confidentially or otherwise communicating with or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice or the Securities and Exchange Commission, or making other disclosures or statements that are protected under the whistleblower, collective bargaining, anti-discrimination and/or anti-retaliation provisions of federal or state law or regulation. The Participant understands that the Participant does not need prior authorization of the Employer to make any such reports or disclosures, and that the Participant is not required to notify the Employer that the Participant has made such reports or disclosures.
(c)Non-Solicitation.
(i)Non-Solicitation of Employees. The Participant agrees and acknowledges that the Company and its Affiliates sustain their operations and the goodwill of the Customers and other business relations through its employees. The Company and its Affiliates have made significant investment in their employees and their ability to establish and maintain relationships with one another and with their Customers, agents, brokers, vendors, suppliers, consultants, partners and/or other business relations in order to further the Company’s and its Affiliates’ legitimate business interests and operations and to cultivate goodwill. The Participant further agrees and acknowledges that the Company’s and its Affiliates’ loss of their employees could adversely affect the Company’s and its Affiliates’ operations and jeopardize the goodwill that has been established through these employees, and that the Company and its Affiliates therefore have a legitimate interest in preventing the solicitation of its employees and/or the interference with the relationships between the Company and its Affiliates and their employees. Accordingly, during the Participant’s employment with the Employer and during the Restricted Period, the Participant shall not, directly or indirectly, seek to recruit or solicit, attempt to influence or assist, participate in or promote the solicitation of, or otherwise attempt to interfere with or adversely affect the employment of any Restricted Employees. Without limiting the foregoing restriction, during the Restricted Period, the Participant shall not, on behalf of the Participant or any other person or entity, directly or indirectly hire, employ or engage any Restricted Employee in any capacity that interferes with such Restricted Employee’s employment with or engagement by the Company and its Affiliates and shall not engage in the aforesaid conduct through a third party for the purpose of colluding to avoid the restrictions of this subsection(c)(i). Notwithstanding the foregoing, if the Participant’s primary residence is located in the State of California, the restrictions set forth in this subsection (c)(i) shall be replaced with those set forth in Appendix I of this Agreement.
(ii)Non-Solicitation of Business. The Participant agrees and acknowledges that by virtue of the Participant’s employment with, or service to, the Employer, the Participant has developed or will develop relationships with and/or had or will have access to Confidential Information about Customers and agents, brokers and similar key business partners (“Key Business Partners”) and is, therefore, capable of significantly and adversely impacting existing relationships that the Company or an Affiliate has with them. The Participant further agrees and acknowledges that the Company and/or its Affiliates have invested in their and the Participant’s relationship with Customers and Key Business Partners and the goodwill that has been developed with them; therefore, the Company and/or its Affiliates have a legitimate business interest in protecting these relationships against solicitation and/or interference by the Participant for a reasonable period of time after the Participant’s employment with, or provision of services to, the Employer ends. Accordingly, during the Participant’s employment with the Employer and during the Restricted Period, the Participant shall not, directly or indirectly initiate, contact or engage in any contact or communication, of any kind whatsoever, that has the purpose or effect of: (A) inviting, assisting, encouraging or requesting any Customer or Key Business Partner to (1) transfer the Participant’s business from the Company or an Affiliate to the Participant, the Participant’s subsequent employer or any other third party, or (2) otherwise diminish, divert, discontinue, or terminate Customer’s or Key Business Partner’s patronage and/or business relationship with the Company or an Affiliate; or (B) inviting, assisting, encouraging or requesting any Customer to purchase any products or services from the Participant, the Participant’s subsequent employer or any other third party that are or may be competitive with the products or services of the Company or an Affiliate, or use any products or services of the Participant, the Participant’s subsequent employer or of any other third party that are or may be competitive with the products or services of the Company or an Affiliate. In addition to the foregoing restrictions, the Participant agrees that, during the Participant’s employment with the Employer and during the Enhanced Restricted Period, the Participant shall not be personally involved in the negotiation, competition for, solicitation or execution of any individual book roll over(s) or other book of business transfer arrangements involving the transfer of business away from the Company or an Affiliate. Notwithstanding the foregoing, if the Participant’s primary residence is located in the State of California, the restrictions set forth in this subsection (c)(ii) shall be replaced with those set forth in Appendix I of this Agreement.
(d)Notification to New Employers. During the Restricted Period, the Participant shall notify any subsequent employer of the Participant’s obligations under this Section prior to commencing employment. In addition, during the Restricted Period, the Participant shall provide the Employer and his/her prior manager at the Employer fourteen (14) days’ advance written notice prior to becoming employed by, or retained to represent or provide services to, any person or entity or engaging in any business of any type or form, with such notice including the identity of the prospective employer or business, the specific division (if applicable) for which the Participant will be performing services, the title or position to be assumed by the Participant, the physical location of the position to be assumed by the Participant, and the responsibilities of the position to be assumed by the Participant. The Participant hereby authorizes the Company and/or any of its Affiliates, at their discretion, to contact the Participant’s prospective or subsequent employers and inform them of this Section or any other policy or employment agreement between the Participant and the Company and/or its Affiliates that may be in effect at the termination of the Participant’s employment with the Employer.
(e)Non-Disparagement. During the term of Participant’s employment and for the two (2)-year period commencing on the day following the last day of the Participant’s employment with the Employer (whether by Participant or the Employer and whether for any or no reason), the Participant shall not make or intentionally cause or direct others to make any written or oral statement that disparages or otherwise are slanderous, libelous, or defamatory towards the Company or its Affiliates, or their respective business relations. Without in any way limiting the scope or effect of the preceding sentence, the Participant specifically agrees, represents and warrants that the Participant shall not directly or indirectly disparage the Company’s and/or its Affiliates’: (i) officers, management, business practices, policies, procedures and/or operations, (ii) employees or other personnel, employment or other personnel-related decisions, staffing, and/or hiring or termination decisions, practices or other personnel-related activities or occurrences, and/or any other employment-related decisions, actions or practices by or relating to the Company or the Affiliates, or (iii) any other policies, procedures or matters concerning or relating to the Company, including but not limited to the Company’s business, operations, employees, management, Customers, suppliers, activities, products, services or any other matter relating to the Company or its Affiliates; provided that this non-disparagement provision shall not prohibit any statement, reporting or other action this is permitted by subsection (b)(ii) of this Section. Moreover, unless permitted by applicable law, and subject to subsection (b)(ii) of this Section, the Participant shall not encourage or aid any person or entity in the pursuit of any cause of action, lawsuit or any other claim or dispute of any kind against the Company and/or its Affiliates.
(f)Consideration/Reasonableness of Restrictions.
(i)Consideration. The Participant agrees and acknowledges that the Participant has received valuable and adequate consideration in exchange for the restrictions in this Section, including but not limited to the Award to the Participant under the terms and conditions specified in this Agreement, offer of employment or continued employment with the Employer, training and continued training, access to the Confidential Information, and access to the Customers and Key Business Partners.
(ii)Reasonableness of Restrictions. The Participant understands and acknowledges the importance of the relationships which the Company and its Affiliates have with their Employees, Customers and Key Business Partners, as well as how significant the maintenance of the Confidential Information is to the business and success of the Company and its Affiliates, and acknowledges the steps the Company and its Affiliates have taken, are taking and will continue to take to develop, preserve and protect these relationships and the Confidential Information. Accordingly, the Participant agrees that the scope and duration of the restrictions and limitations described in this Section are reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates, and the Participant agrees and acknowledges that all restrictions and limitations relating to the period following the end of the Participant’s employment or service with the Employer will apply regardless of the reason the Participant’s employment or service ends. The Participant agrees and acknowledges that the enforcement of this Section will not in any way preclude the Participant from becoming gainfully employed or engaged as a contractor in such manner and to such extent as to provide the Participant with an adequate standard of living.
(iii)Participant’s Notice to Consult An Attorney. The Company hereby advises the Participant to consult with an attorney (chosen by the Participant and at the Participant’s cost) prior to signing this Agreement, including with respect to the non-solicitation provisions and other restrictive covenants contained in this Section. The Participant hereby acknowledges receipt of this notice by the Company.
(iv)Review Period. The Participant has at least fourteen (14) calendar days to review this Agreement before agreeing to its terms (although the Participant may elect to voluntarily sign it before the end of this review period).
(v)Tolling. Notwithstanding anything herein to the contrary, if the Participant breaches any of the non-solicitation restrictions in Section 18(c), then the Restricted Period (or the Enhanced Restricted Period, if applicable) shall be tolled (retroactive to the date such breach commenced) until such breach or violation has been duly cured.
(vi)Modification. If any provision or term in this Section is declared invalid or unenforceable by a court of competent jurisdiction, the invalid and unenforceable portion shall be reformed to the maximum time, activity-related restrictions and/or limitations permitted by applicable law, so as to be valid and enforceable. If any such provision cannot be made valid and enforceable, it shall be severed from this Agreement without affecting the remainder of this Agreement.
(vii)Breach/Remedies. Notwithstanding anything to the contrary in this Agreement, the Participant agrees and acknowledges that the breach of this Section would cause substantial loss to the goodwill of the Company and/or its Affiliates, and cause irreparable harm for which there is no adequate remedy at law. Further, because the Participant’s employment with the Employer is personal and unique, because damages alone would not be an adequate remedy and because of the Participant’s access to the Confidential Information, the Company and/or its Affiliates shall have the right to enforce this Section, including any of its provisions, by injunction, specific performance, or other equitable relief, without having to post bond or prove actual damages, and without prejudice to any other rights and remedies that the Company and/or its Affiliates may have for a breach of this Section, including, without limitation, money damages. The Participant agrees and acknowledges that notwithstanding the arbitration provisions in this Agreement, the Company may elect to file and pursue claims which arise from or relate to the Participant’s actual or threatened breaches of this Section in state or federal court of competent jurisdiction. The Participant shall be liable to pay all costs, including reasonable attorneys’ and experts’ fees and expenses, that the Company and/or its Affiliates may incur in enforcing or defending this Section, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by the

Company and/or its Affiliates where the Company and/or its Affiliates succeed in enforcing any provision of this Section.
(viii)Forfeiture and Repayment Provisions. Notwithstanding the terms regarding vesting and forfeiture or any other provision set forth in this Agreement, the Participant agrees that during the Restricted Period (or the Enhanced Restricted Period, if/as applicable), if the Participant breaches any of the terms or conditions in this Section, then in addition to all rights and remedies available to the Company and/or its Affiliates at law and in equity, the Participant shall immediately forfeit any portion of the Award that has not otherwise been previously forfeited under the applicable terms of this Agreement and that has not yet been paid, exercised, settled, or vested. The Company and/or its Affiliates may also require repayment from the Participant of any and all of the compensatory value of the Award that the Participant received during the Restricted Period (or the Enhanced Restricted Period, as applicable), including without limitation the gross amount of any Common Stock distribution or cash payment made to the Participant upon the vesting, distribution, exercise, or settlement of the Award and/or any consideration in excess of such gross amounts received by the Participant upon the sale or transfer of the Common Stock acquired through vesting, distribution, exercise or settlement of the Award. The Participant shall promptly pay the full amount due upon demand by the Company and/or its Affiliates in the form of cash or shares of Common Stock at current Fair Market Value.
(ix)Waiver. The waiver of any breach of the terms of this Section shall not constitute the waiver of any other or further breach hereunder, whether or not of a like nature or kind. No waiver by the Company or any of its Affiliates of the breach of any term contained in a similar agreement between the Company and/or any of its Affiliates and any other employee or participant, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a waiver of the breach of any term of this Section. No waiver of any provision of this Section shall be valid unless in writing and signed by an authorized representative of the Company or one or more of its Affiliates.
(x)Interpretation. Any reference to “Section” or “subsection” in this Section 18 shall refer to this Section 18 or respective subsection.
19.Arbitration. In lieu of litigation by way of court or jury trial, any dispute or controversy arising hereunder shall be settled by arbitration, in accordance with the arbitration agreement currently in effect by separate agreement between the Participant and the Company or any of its Affiliates and which is incorporated herein by reference. In the event that such arbitration agreement is determined to be inapplicable or unenforceable or if no such arbitration agreement is then in effect, the parties mutually agree to arbitrate any dispute arising out of or related to this Agreement pursuant to the terms of this paragraph. The parties agree that this Agreement provides sufficient consideration for that obligation and the mutual promises to arbitrate also constitutes consideration for this agreement to arbitrate. The following terms and conditions shall apply to such arbitration hereunder. The arbitration shall be conducted before a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA Rules”) then in effect, and shall be governed by the Federal Arbitration Act. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. Unless provided otherwise in the arbitrator’s award, each party will pay its own attorneys’ fees and costs. To the extent required by law or the AAA Rules, all administrative costs of arbitration (including filing fees) and the fees of the arbitrator will be paid by the Company. The Participant and the Company waive the right for any dispute to be brought, heard, decided, or arbitrated as a class and/or collective action (or joinder or consolidation with claims of any other person), and the parties agree that, regardless of anything else in this arbitration provision or the AAA Rules, the interpretation, applicability, enforceability or formation of the class action waiver in this provision may only be determined by a court and not an arbitrator. Regardless of anything else in this Agreement, this arbitration provision may not be modified or terminated absent a writing signed by the Participant and the Company stating an intent to modify or terminate the arbitration provision.
20.Governing Law. Except as otherwise provided in the foregoing Section or an Appendix to this Agreement, this Agreement and any disputes hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without application of its conflicts of laws principles.
21.Miscellaneous. This Agreement, together with the Plan, is the entire agreement of the parties with respect to the Option and SAR granted hereby and may not be amended except in a writing signed by both the Company and the Participant or his or her Representative. If any provision of this Agreement is deemed invalid, it shall be modified to the extent possible and minimally necessary to be enforceable, and, in any event, the remainder of this Agreement will be in full force and effect.
22.Forfeiture and Clawback of Option. Notwithstanding the terms regarding vesting and forfeiture or any other provision set forth in this Agreement and as a condition to the receipt of this Option, the rights, payments and benefits with respect to this Option, SAR and any shares acquired pursuant to the exercise of this Option and/or SAR are subject to reduction, cancellation, forfeiture, or recoupment by the Company if and to the extent permitted by Section 15.3 of the Plan, required in accordance with Company policy as in effect from time to time (“Forfeiture and Clawback Policy”), and/or as otherwise required by applicable law, rule or regulation of the Securities and Exchange Commission, or rule or listing requirement of the New York Stock Exchange (or such other exchange(s) or market(s) on which shares of the same class are then listed) as in effect from time to time (collectively with the Forfeiture and Clawback Policy, “Applicable Requirements”) in connection with an accounting restatement or under such other circumstances as specified in the Applicable Requirements. Any determination made and action taken under the Forfeiture and Clawback Policy shall be final, binding and conclusive.
ADDITIONAL PROVISIONS APPLICABLE ONLY TO EXECUTIVE OFFICERS OF THE COMPANY:
23.Stock Holding Period. The Participant agrees to hold all shares of Common Stock acquired upon the exercise of the Option and/or the SAR granted hereunder for a minimum of 12 months following the date of such exercise. This holding period shall not apply to shares sold or tendered by the Participant and/or withheld by the Company to pay the aggregate Exercise Price and/or to settle tax liabilities related to the exercise, and as otherwise may be provided under the Company’s Stock Ownership Policy.

Appendix I (Employees Whose Primary Residences are Located in California)
If the Participant’s primary residence is located in the State of California:
1.    Sections 18(c)(i) and (c)(ii) of the foregoing Agreement shall be replaced with the following:
18(c)(i) Non-Solicitation of Employees. The Participant agrees and acknowledges that the Company and its Affiliates sustain their operations and the goodwill of the Customers and other business relations through its employees. The Company and its Affiliates have made significant investment in their employees and their ability to establish and maintain relationships with one another and with their Customers, agents, brokers, vendors, suppliers, consultants, partners and/or other business relations in order to further the Company’s and its Affiliates’ legitimate business interests and operations and to cultivate goodwill. The Participant further agrees and acknowledges that the Company’s and its Affiliates’ loss of their employees could adversely affect the Company’s and its Affiliates’ operations and jeopardize the goodwill that has been established through these employees, and that the Company and its Affiliates therefore have a legitimate interest in preventing the solicitation of its employees and/or the interference with the relationships between the Company and its Affiliates and their employees to the extent that the Participant uses or misuses Confidential Information (as the term is defined in this Section) to so solicit and/or interfere. Accordingly, during the Participant’s employment with the Employer and during the Restricted Period, the Participant shall not use or rely in any manner on any Confidential Information to directly or indirectly recruit or solicit, attempt to influence or assist, participate in or promote the solicitation of, or otherwise attempt to interfere with or adversely affect the employment of any Restricted Employees. Without limiting the foregoing restriction, during the Restricted Period, the Participant shall not, on behalf of the Participant or any other person or entity, use or rely in any manner on any Confidential Information to directly or indirectly hire, employ or engage any Restricted Employee in any capacity that interferes with such Restricted Employee’s employment with or engagement by the Company and its Affiliates and shall not engage in the aforesaid conduct through a third party for the purpose of colluding to avoid the restrictions of this subsection(c)(i).
18(c)(ii) Non-Solicitation of Business. The Participant agrees and acknowledges that by virtue of the Participant’s employment with, or service to, the Employer, the Participant has developed or will develop relationships with and/or had or will have access to Confidential Information about Customers and agents, brokers and similar key business partners (“Key Business Partners”) and is, therefore, capable of significantly and adversely impacting existing relationships that the Company or an Affiliate has with them. The Participant further agrees and acknowledges that the Company and/or its Affiliates have invested in its and the Participant’s relationship with Customers and Key Business Partners and the goodwill that has been developed with them; therefore, the Company and/or its Affiliates have a legitimate business interest in protecting these relationships against solicitation and/or interference by the Participant for a reasonable period of time after the Participant’s employment with, or provision of services to, the Employer ends. Accordingly, during the Participant’s employment with the Employer and during the Restricted Period, the Participant shall not use or rely in any manner on any Confidential Information to directly or indirectly initiate, contact or engage in any contact or communication, of any kind whatsoever, that has the purpose or effect of: (A) inviting, assisting, encouraging or requesting any Customer or Key Business Partner to (1) transfer the Participant’s business from the Company or an Affiliate to the Participant, the Participant’s subsequent employer or any other third party, or (2) otherwise diminish, divert, discontinue or terminate Customer’s patronage and/or business relationship with the Company or an Affiliate; or (B) inviting, assisting, encouraging or requesting any Customer to purchase any products or services from the Participant, the Participant’s subsequent employer or any other third party that are or may be competitive with the products or services of the Company or an Affiliate, or use any products or services of the Participant, the Participant’s subsequent employer or of any other third party that are or may be competitive with the products or services of the Company or an Affiliate.
    2.    Any claims relating to Section 18 of the Agreement shall be governed by and interpreted in accordance with the laws of the State of California.